Exhibit 10.35

CLUBCORP, INC. DEFERRED COMPENSATION PLAN

Effective as of July 1, 2005

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CLUBCORP, INC. DEFERRED COMPENSATION PLAN

WHEREAS, ClubCorp, Inc. (the “Company”), has decided to establish a deferred compensation plan (the “Plan”), effective as of July 1, 2005 for deferrals with respect to Bonus Compensation (as defined below) to be earned or to be otherwise paid on or after July 1, 2005, to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of Bonus Compensation and Company Contributions.

NOW, THEREFORE, the Plan is hereby established, on the terms and conditions hereinafter set forth:

ARTICLE 1

TITLE AND DEFINITIONS

1.1 Title.

This Plan shall be known as the ClubCorp, Inc. Deferred Compensation Plan.

1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive all of the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Accounts” shall mean, with respect to a Participant, the account established on the books of the Company for each Participant.

“Administrator” shall mean the Company that shall administer the Plan in accordance with Article X.

“Board” shall mean the Board of Directors of ClubCorp, Inc.

“Bonus Compensation” shall mean the amount of any cash incentive to be paid to an Eligible Employee based on (i) the Participant’s individual performance which is paid semi-annually and (ii) the Participant’s Financial Unit’s performance which is paid annually.

“Bonus Compensation Deferral” shall mean that portion of Bonus Compensation as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified in the Enrollment Form.

“Change in Control” shall have the same meaning ascribed to the term “change in control” under the Treasury regulations to be issued under Code section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean ClubCorp, Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) of which ClubCorp, Inc. is a component member.

“Company Contribution” shall equal the amount described in Section 4.2 and such contribution shall be made in Company stock

“Disabled” or “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

“Distribution Option” shall mean the two distribution options which are available under the Plan.

“Effective Date” shall mean July 1, 2005.

“Eligible Employee” shall mean those individuals selected by the Administrator to participate in the Plan pursuant to Section 2.1. Generally, Eligible Employees that are selected by the Administrators include most Employees designated as level 10 and above and most club managers.

“Enrollment Form” shall mean the authorization form, which an Eligible Employee files with the Administrator to participate in the Plan.

“Fund” or “Funds” shall mean one or more of the investments selected by the Administrator pursuant to Section 3.3(a).

“Incentive Performance Period” shall mean the period for which a Participant receives Bonus Compensation.

“Participant” shall mean any Eligible Employee who elects to defer Bonus Compensation in accordance with Section 3.1.

“Participant’s Financial Unit” shall mean the club, section, office or other unit determined by the Administrator in which such Participant is responsible for ensuring financial performance.

“Plan” shall mean the ClubCorp, Inc. Deferred Compensation Plan set forth herein, in effect as of the Effective Date, or as amended from time to time.

“Plan Year” shall mean the 12 consecutive month period beginning on a January 1.

“Separation Date” shall mean the date a Participant incurs a Separation from Service.

“Separation from Service” shall mean a Participant’s separation from service with the Company within the meaning of Code section 409A and the regulations issued thereunder.

“Year of Participation” shall mean each Plan Year or partial Plan Year (including the first short Plan Year) that an individual is eligible to participate in the Plan regardless of whether the individual actually participates in the Plan for a specific year.

ARTICLE 2

PARTICIPATION

Prior to December 31 of each Plan Year, the Administrator shall designate which club managers and which highly compensated employees shall become Eligible Employees for the following Plan Year. An Eligible Employee designated as a Participant shall for so long as he or she is employed by the Company in such position unless otherwise determined by the Administrator, be eligible to make a Bonus Deferral for each Plan Year. Participation in the Plan shall be made conditional upon an Eligible Employee’s acknowledgement, in writing or by making a Bonus Deferral under the Plan, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her Beneficiaries and any other person having or claiming an interest under the Plan.

An employee that is rehired by the Company and was an Eligible Employee at the time he or she terminated from the Company shall be immediately eligible to participate in the Plan if such individual at the time of rehire meets the requirements as an Eligible Employee. Any years of participation accumulated under the Plan prior to the individual’s Separation from Service will be counted for purposes of vesting in Section 5.2(a).

ARTICLE 3

DEFERRAL ELECTIONS

3.1 Elections to Defer Bonus Compensation.

(a) Each Eligible Employee may elect to make a Bonus Deferral by filing an Enrollment Form with the Administrator that conforms to the requirements set forth in this Article 3, no later than June 30 of the initial Plan Year specifying the percentage of Bonus Compensation to be deferred, the form and the timing of distribution under the Plan and such other information as the Administrator shall require.

(i) The Eligible Employee shall elect to make a Bonus Deferral in whole percentage increments.

(ii) The Administrator may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Administrator to the Participants prior to the commencement of a Plan Year.

(b) Notwithstanding anything herein to the contrary, no Eligible Employee shall be permitted to defer Bonus Compensation which the Administrator reasonably determines is required to pay the Eligible Employee’s portion of payroll taxes and contributions towards benefits (including, but not limited to, medical, life, dental and disability) provided to the Eligible Employee and his or her dependents.

(c) Any Bonus Deferral made under Section 3.1(a) above shall remain in effect and be irrevocable, notwithstanding any change in a Participant’s Bonus Compensation, for the entire Plan Year for which it is effective and for all subsequent years unless the Participant files a new Enrollment Form with the Administrator prior to December 31 of the year preceding the year for which the change to the Bonus Deferral is to be effective for the first six months incentive period (individual performance only) and prior to June 30 for the balance of the year. Such subsequent election will only affect the amounts earned in the Plan Year after the election has been made unless the subsequent election meets the requirements under Section 3.4.

(d) The Administrator may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year, including Employees who become Eligible Employees because they are promoted or hired by the Company on or after January 1 of a Plan Year to a position designated by the Administrator as an Eligible Employee, to enroll in the Plan for that Plan Year by filing a completed Enrollment Form as soon as practicable following the date the Employee becomes an Eligible Employee but not later than, 30 days after such date. Notwithstanding the foregoing, however, any Enrollment Form executed by an Eligible Employee, pursuant to this Section, to make a Bonus Deferral shall apply only to Bonus Compensation earned by the Eligible Employee after the date on which such Enrollment Form is filed.

(e) If an Eligible Employee has never filed an Enrollment Form with the Administrator to participate in the Plan, the Eligible Employee must file an Enrollment Form with the Administrator prior to December 31 of the year in which the compensation will be earned for such election or June 30, depending on the incentive period applicable.

(f) All deferral elections under the Plan shall be made in accordance with Code section 409A, and the regulations thereunder.

3.2 Deferral Elections.

Subject to Section 3.4, in the Enrollment Form, each Eligible Employee shall select the amount of Bonus Deferral in accordance with Section 3.01, the form and the timing of payment with respect to the Eligible Employee’s Bonus Deferral (and any Company Contributions that may be credited with respect thereto). An Eligible Employee’s deferral election under this Article III shall not be effective unless and until the Eligible Employee makes the required payment elections under this Section 3.2. Each Eligible Employee shall make the following form and timing of payment elections:

(a) Form of Distribution. An Eligible Employee shall elect the form of payment in which amounts shall be paid under the Plan. The Eligible Employee may elect a lump sum, or annual installments payable in no less than 2 and no more than 10 years. In the event the Participant elects annual installments and the amount distributed would not exceed $5,000 per annual installment, the Administrator shall reduce (at the time of the first installment payment), the number of installments to the greatest number of installments that would result in annual installments of at least $5,000.

Subject to Article VIII and the previous sentence, annual installments shall be paid out in accordance with the Participant’s election even if such Participant Separates from Service prior to the date payment begins or the date last payment has been made.

(b) Time of Distribution. An Eligible Employee shall elect the Plan Year in which such payment shall commence; provided that the Plan Year selected may not be prior to the fifth Plan Year following the Plan Year in which the initial Bonus Deferral is made.

(c) Subsequent Deferral Elections. If a Participant is eligible to participate in a Plan during a Plan Year when distribution will begin under the Plan, the Participant must submit a new Enrollment Form with the Administrator prior to the beginning of such Plan Year to continue making Bonus Deferrals under the Plan specifying the amount of Bonus Deferral in accordance with Section 3.01(a), the form and time of distributions for subsequent Bonus Deferrals. If the Participant fails to file a new Enrollment Form in the time required by this Article 3, the Participant will be ineligible to make a Bonus Deferral during that or any subsequent Plan Year. The Participant must elect the form and time of distributions in accordance with Section 3.2(a) and (b) except that the Plan Year selected for payments to begin may not be prior to the third Plan Year following the Plan Year for which the subsequent Bonus Deferral is made.

3.3 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1 and the distribution elections described in Section 3.2, the Participant shall designate, in a manner prescribed by the Administrator, which Funds the Participant’s Accounts will be deemed to be invested in for purposes of determining the Investment Return to be credited to those Accounts. The Funds shall be as selected by the Administrator from time to time and the Administrator may add, change, or delete Funds at any time. In making the designation pursuant to this Section 3.3, the Participant may specify that all or any whole percentage of his or her Accounts be deemed to be invested in one or more of the Funds. A Participant may change the designation made under this Section 3.3, in a manner prescribed by the Administrator, on any business day. Such change shall be effective as soon as administratively feasible after it is received.

(b) If a Participant fails to elect a type of Fund under this Section 3.3, he or she shall be deemed to have elected the Balance Fund (or, if no such Fund exists, the Fund designated by the Administrator).

(c) Although the Participant may designate the Funds according to Section 3.3(a) above, the Administrator may select from time to time, in its sole discretion, for each of the Funds described in Section 3.3(a) above, a commercially available mutual fund or contract or an investment fund established with and administered by an investment manager selected by the Administrator. The Investment Return of each such commercially available mutual fund, contract or investment fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Article 4 although nothing set forth in this Plan shall require an actual investment of monies in any such mutual fund or in any other Fund designated as a deemed investment vehicle for Bonus Deferrals.

3.4 Elections to Postpone Distribution or Change form of Distribution.

The Administrator may establish rules allowing a Participant to make a subsequent election to postpone payment of Bonus Deferrals in accordance with the rules in this Section 3.4; provided that any such subsequent election shall be made in accordance with the requirements of Code section 409A and the regulations thereunder and that no subsequent election may result in an impermissible acceleration of payment as described in Code section 409A and the regulations thereunder. The following rules shall apply to subsequent elections under the Plan:

A Participant may make a subsequent election to defer the payment to a later Plan Year or to change the form of payment applicable to such Participant’s Account; provided that (i) the subsequent election must be made at least 12 months prior to the beginning of the Plan Year in which the first scheduled payment was to occur, (ii) the subsequent election may not take effect until at least 12 months after the date on which the election is made, and (iii) except with respect to an election related to payment upon a financial hardship in accordance with Section 6.3, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

ARTICLE 4

ACCOUNTS

4.1 Bonus Deferrals.

The Administrator shall establish and maintain a separate Account with respect to each Participant. Each Participant’s Accounts may be further divided into separate subaccounts

(“subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3(a). A Participant’s Account shall be credited as follows:

As soon as practicable after the end of each Incentive Performance Period, the Administrator shall credit the Participant’s Account with an amount equal to the Bonus Compensation that would otherwise have been paid in accordance with the Bonus Compensation Deferral irrevocably elected by the Participant in the Enrollment Form and in accordance with the Participant’s investment elections under Section 3.3(a). Any amount once taken into account as Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant’s Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

4.2 Company Contribution.

A Participant’s Account shall be further credited with the Company Contribution for that Participant as follows:

(a) As soon as practicable after the end of each Incentive Performance Period, the Administrator shall credit the Participant’s Account with an amount equal to the Company Contribution, if any. A Participant’s Company Contribution for any Plan Year shall be equal to 10% of the Participant’s Bonus Deferral, but only to the extent Bonus Deferral does not exceed 50% of the Participant’s Bonus Compensation. The Company may also contribute as a Company Contribution an amount as determined solely by the Administrator based on the performance of each Participant’s Financial Unit.

(b) As of the last day of each month, forfeitures that occur under Section 5.2 during such month shall be returned to the Company for its unrestricted use.

4.3 Investment Return.

Each subaccount of a Participant’s Account shall, as of each business day, be increased with earnings and decreased with losses in an amount equal to that determined by multiplying the balance credited to such subaccount as of the previous day by the Investment Return for the corresponding Fund pursuant to Section 3.3(a).

ARTICLE 5

VESTING

5.1 Bonus Deferral.

A Participant’s Bonus Deferral credited to his or her Account shall be 100% vested at all times.

5.2 Company Contribution.

(a) All Company Contributions credited to a Participant’s Account shall become nonforfeitable in the following increments: (i) 20% upon the Participant’s completion of one Year of Participation, (ii) an additional 20% (40% total) upon completion of two Years of Participation, (iii) an additional 20% (60% total) upon completion of three Years of Participation, (iv) an additional 20% (80% total) upon completion of four Years of Participation, and (v) the Account balance shall be fully nonforfeitable in its entirety on and after the Participant’s completion of five Years of Participation.

(b) Notwithstanding Section 5.2(a) above, a Participant’s Account balance shall be fully nonforfeitable in its entirety should: (i) the Participant die while providing service to the Company, (ii) the Participant become Disabled while providing service to the Company, or (iii) there occur a Change in Control.

(c) On a Participant’s Separation Date, the portion of the Company Contribution credited to his or her Account which is not vested shall immediately be forever forfeited to the Company, and the Company shall have no obligation to the Participant (or Beneficiary) with respect to such forfeited amount.

ARTICLE 6

DISTRIBUTIONS

6.1 Form and Timing of Distribution.

(a) Subject to the installment limitations in Section 3.2(a). A Participant’s Account shall be distributed out at the time and manner elected by the Participant in his or her Enrollment Forms.

6.2 Payout.

(a) Any lump sum benefit payable under this Article 6 shall be paid as soon as administratively feasible after May 1 of the Plan Year elected by the Participant pursuant to Sections 3.2 and 3.4, as applicable, in an amount equal to the vested value of the portion of such Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment.

(b) Installment payments, if any, payable under this Article 6 shall commence as soon as administratively feasible after May 1 of the Plan Year elected by the Participant pursuant to Sections

3.2 and 3.4, as applicable, in an amount equal to (i) the vested value of such portion of such Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment, divided by (ii) the number of installment payments elected by the Participant in the Enrollment Form pursuant to which such Account was established. The remaining installments shall be paid in an amount equal to (i) the vested value of such portion of the Account being distributed as of the business day the Funds are deemed to be liquidated to make the payment divided by (ii) the number of installments remaining.

6.3 Financial Hardship of Participant.

(a) At any time prior to commencement of payment pursuant to this Article 6, a Participant may request payment to him or her of all or a portion of the amounts that the Participant has deferred under the Plan. The decision to approve or deny such a request shall be in the absolute discretion of the Administrator. However, such a request shall be approved only upon a finding that the Participant has suffered a severe financial hardship which has resulted from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, and then only in an amount necessary to eliminate such hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In the event such a request is approved, payment of all or a portion of the amounts previously deferred by the Participant, with credited interest, to the extent approved by the Administrator, shall be made as soon as practicable to the Participant. Amounts otherwise payable to a Participant hereunder shall be adjusted (as determined by the Administrator in its absolute discretion) to take into account such financial hardship payment. The Administrator shall administer hardship distribution requests consistently with Code section 409A and the regulations thereunder.

6.4 Permissible Distribution Event.

Notwithstanding any provision of the Plan to the contrary, no distributions shall be made except upon a specified date or event as permitted pursuant to Code section 409A and the regulations thereunder.

6.5 Payment by Trust.

The Company may cause the payment of benefits under this Plan to be made in whole or in part by the trustee of a trust designated by the Administrator (the “Trust”). The Administrator may direct the Trustee to pay the Participant’s or Beneficiary’s benefit at the time and in the amount described herein. In the event the amounts allocated to the Participant under the Trust are not sufficient to provide the full amount of benefit payable to the Participant, the Company shall pay the remainder of such benefit.

6.6 Inability to Locate Participant.

In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or

Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to the Participant’s elections under Sections 3.2 and 3.4, as applicable.

ARTICLE 7

CHANGE IN CONTROL

In the event of a Change in Control, any Participant shall receive a distribution of 100% of the value of the Participant’s Accounts in a lump sum within 30 days following the date the Change in Control is consummated, in an amount equal to the value of such Accounts as of the business day the Funds are deemed to be liquidated to make the payment.

ARTICLE 8

DEATH AND DISABILITY BENEFITS

Upon the death or Disability of a Participant before his or her Account(s) has been paid in full (either in a lump sum or installment payments), his or her Beneficiary shall receive the balance of the Participant’s vested Account as of the date of death, or Disability, as adjusted by subsequent gains or losses prior to distribution, in the form of a lump sum payment as soon as reasonably practicable following the date of the Participant’s death.

ARTICLE 9

CLAIMS PROCEDURES

9.1 Claims.

A Participant or, following the Participant’s death, a Beneficiary (collectively referred to in this section as “Claimant”) may submit a claim for benefits under the Plan. Any claim for benefits under this Plan shall be made in writing to the Administrator. If such claim for benefits is wholly or partially denied, the Administrator shall, within 90 days after receipt of the claim, notify the Claimant of the denial of the claim unless special circumstances require an extension of time for processing the claim, which extension shall not exceed 180 days from receipt of the claim. If such extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period and shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a final decision. A notice of denial shall be in writing, shall be written in a manner calculated to be understood by the Claimant, and shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of the additional material or information (if any) necessary to perfect the claim, together with an explanation of why such material or information is necessary, and an explanation of the claims review procedure set forth below, including a statement of the Claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

9.2 Appeal.

Within 60 days after the receipt by a Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claim for benefits. The Claimant, or duly authorized representative, shall receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Claimant, or duly authorized representative may also submit written comments, documents, records and other information relating to the claim for benefits, and the review will take into account such items whether or not they were considered in the initial benefit determination.

The Administrator shall deliver to the Claimant, or authorized representative, a written decision on the claim within 60 days after the receipt of the request for review, except that if there are special circumstances that require an extension of time, the 60-day period may be extended to 120 days. If such extension is required, written notice shall be furnished to the Claimant, or authorized representative, prior to the termination of the initial 60-day period and shall indicate the special circumstances requiring an extension of time and the date by which the final decision will be rendered. The decision shall be written in a manner calculated to be understood by the Claimant, include the specific reason or reasons for the decision, include a statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents and other information relevant to the claim, contain a specific reference to the pertinent Plan provisions upon which the decision is based, and include a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

9.3 Authority.

The Administrator, in determining claims for benefits, shall have the complete discretion to review and determine related factual questions, to construe the terms of the Plan, and to bind the Company with respect to the Plan.

ARTICLE 10

ADMINISTRATION

10.1 Powers and Duties of the Administrator.

(a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the mutual funds, contracts or investment funds to be the Funds in accordance with Section 3.3(b) hereof;

(ii) To construe and interpret the terms and provisions of this Plan and to make factual determinations;

(iii) To compute and certify to the amount and kinds of benefits payable to Participants and their Beneficiaries;

(iv) To maintain all records that may be necessary for the administration of the Plan;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(vii) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

(viii) On behalf of the Company, to determine who shall be Eligible Employees.

10.2 Construction and Interpretation.

(a) The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to, the Company and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

(b) Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Board, or the Administrator acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

10.3 Information.

To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Bonus Compensation of all Participants, their death, Disability, or other cause of termination, and such other pertinent facts as the Administrator may require.

10.4 Compensation, Expenses and Indemnity.

(a) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Administrator and each member thereof, the Board and any delegate of the Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

10.5 Quarterly Statements.

Under procedures established by the Administrator, a Participant shall receive a statement with respect to such Participant’s Accounts no less than annually.

10.6 Administrative Fees.

While the Participant remains employed by the Company, the Company and the Participant will share administrative fees in the Plan in a percentage determined by the Administrator. After a Participant’s Separation Date, the Participant’s will pay all of the administrative fees under the Plan. The fees that the Participant is responsible for paying will be deducted from his or her Account.

ARTICLE 11

MISCELLANEOUS

11.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

11.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrator shall direct.

11.3 Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

11.4 Amendment, Modification, Suspension or Termination.

It is the intention of the Company to continue the Plan and to distribute benefits to Participants in accordance with Article 6 in the absence of the development of circumstances concerning construction or operation of the Plan which are materially adverse to the Company or the Participants. However, the Board may at any time, or from time to time, in its sole discretion amend or terminate the Plan in any manner that the Board deems appropriate, including amending or terminating outstanding deferral elections, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant. In the event the Board acts to terminate the Plan, distribution to Participant shall be made in accordance with Article 6, unless an alternative method of distribution is permitted under applicable law.

11.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Texas.

11.6 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator, the Company and the Trustee. The Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

11.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgement of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgement, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

11.8 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 23rd day of May, 2005.

CLUBCORP, INC.

By:	/s/ John H. Longstreet
Its:	SVP, People Strategy

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